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                              [BELL MICROPRODUCTS LOGO]

CONTACT:  Rob Damron
          Investor Relations Representative
          Bell Microproducts Inc.
          (414) 224-1668
          ir@bellmicro.com

FOR IMMEDIATE RELEASE


         BELL MICROPRODUCTS ANNOUNCES RESULTS OF CONSENT SOLICITATION;
           OBTAINS NOTEHOLDER WAIVERS AND PROCEEDS WITH TENDER OFFER

December 19, 2006--Bell Microproducts Inc. (Nasdaq: BELM) (the "Company") today announced the results of its consent solicitation relating to its $109,850,000 outstanding 3 3/4% Convertible Subordinated Notes, Series B due 2024 (the "Notes"). Holders of $109,475,000 aggregate principal amount of the outstanding Notes (which is in excess of the requisite majority of the outstanding principal amount) have consented to a waiver of defaults arising from the failure to file all reports and other information and documents which it is required to file with the SEC and the trustee. Further, these holders have agreed to amend the indenture to eliminate any provision that would trigger a default for the failure to file or deliver any reports required to be filed with the SEC or the trustee, and to add a provision for a special interest payment to holders of Notes if an eligible tender offer for the outstanding Notes is not completed prior to February 1, 2007.

INFORMATION REGARDING THE TENDER OFFER

On December 13, 2006, the Company commenced a tender offer for the Notes that is intended to qualify as an eligible tender offer under the amended indenture. Credit Suisse is acting as the Dealer Manager for the tender offer for the Notes. Questions regarding the tender offer may be directed to Credit Suisse at 800-820-1653 (toll-free) or at 212-325-7596. Global Bondholder Services Corporation will act as the Information Agent for the tender offer for Notes. Requests for documents related to the tender offers may be directed to Global Bondholder Services Corporation at 866-924-2200 (toll-free) or at 212-430-3774.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through an Offer to Purchase and related materials. Holders of the Notes should read carefully the Offer to Purchase and related materials because they contain important information. Bell Micro has mailed a copy of the applicable Offer to Purchase to each holder of the Notes on the applicable record date for mailing. In addition, holders of the Notes and investors may obtain a free copy of the Tender Offer Statement


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 on Schedule TO, the Offer to Purchase and other documents that Bell Micro has filed with the SEC relating to the tender offer at the SEC's website at www.sec.gov. These materials contain important information and holders of the Notes are urged to read them carefully prior to making any decision with respect to the tender offer.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world's largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include the Company's intentions with respect to its tender offer involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited the risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Additional risk factors, which are described in more detail in the Offer to Purchase, may include:

         - the risk that we will not be able to complete financing for the Offer to Purchase;

         - the ultimate outcome and timing of our financial statement restatement process, including the stock option review;

         - risks arising from material weaknesses in our internal control over financial reporting;

         - potential adverse effects to our financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements, and the incurrence of costs related to the restatement and consent solicitation processes and the tender offer;

         - risks associated with our inability to prepare and timely file financial statements;


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         -        potential adverse effects if there are additional adverse
                  accounting-related developments;

         - potential adverse developments from enforcement actions that may be commenced by regulatory agencies, including delisting of our common stock from the Nasdaq Global Market;

         -        potential downgrades in the credit ratings of our securities;
                  and

         - risks associated with our business operations as identified in our SEC filings.

Investors should take such risks into account when making investment decisions. Shareholders, Noteholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.